Exhibit 99.1

Enterprise Reports First Quarter 2021 Earnings

Houston, Texas (Monday, May 3, 2021) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended March 31, 2021.

Enterprise reported net income attributable to common unitholders of $1.3 billion, or $0.61 per unit on a fully diluted basis, for the first quarter of 2021, compared to $1.4 billion, or $0.61 per unit on a fully diluted basis, for the first quarter of 2020.  Net income for the first quarter of 2021 was reduced by non-cash, asset impairment charges of approximately $66 million, or $0.03 per fully diluted unit.  The impairment charges include $43 million related to our coal bed natural gas gathering system and Val Verde treating facility in the San Juan Basin that was held-for-sale at March 31, 2021.  Net income for the first quarter of 2020 included an aggregate $187 million, or $0.08 per fully diluted unit, of deferred income tax benefits associated with the settlement of the Liquidity Option Agreement on March 5, 2020, and the subsequent accounting for the related deferred tax liability.

Net cash flow provided by operating activities, or cash flow from operations (“CFFO”), was $2.0 billion for both the first quarters of 2021 and 2020.  Distributions declared with respect to the first quarter of 2021 increased 1.1 percent to $0.45 per unit, or $1.80 per unit annualized, compared to distributions declared for the first quarter of 2020.  Enterprise’s payout ratio to common unitholders of distributions and partnership unit buybacks for the twelve months ended March 31, 2021 was 68% of CFFO.  For the twelve months ended March 31, 2021, Free Cash Flow (CFFO less capital investments, or “FCF”) was $3.1 billion compared to $3.4 billion for the twelve months ended March 31, 2020.

Distributable Cash Flow (“DCF”) was $1.7 billion for the first quarter of 2021 compared to $1.6 billion for the first quarter of 2020.  DCF for the first quarter of 2021 included $81 million of cash proceeds from the monetization of interest rate hedging instruments and asset sales.  Excluding these non-operating amounts, DCF provided 1.7 times coverage of the distribution declared with respect to the first quarter of 2021.  Enterprise retained $746 million of DCF for the first quarter of 2021, and $2.7 billion for the twelve months ended March 31, 2021.

First Quarter 2021 Highlights
	Three Months Ended March 31,
	2021	2020
($ in millions, except per unit amounts)
Operating income	$1,695	$1,508
Net income (1)	$1,363	$1,375
Fully diluted earnings per common unit (1)	$0.61	$0.61
Net cash provided by operating activities (CFFO) (2)	$2,023	$2,012
Total gross operating margin (3)	$2,323	$2,048
Adjusted EBITDA (3)	$2,246	$1,979
Free cash flow (FCF) (3)	$1,349	$916
Distributable cash flow (DCF) (3)	$1,737	$1,554

(1)
Net income and fully diluted earnings per common unit for the first quarter of 2021 includes non-cash asset impairment and related charges of approximately $66 million, or $0.03 per unit.  Net income and fully diluted earnings per common unit for the first quarter of 2020 includes $187 million, or $0.08 per unit, of deferred income tax benefits associated with the settlement of the Liquidity Option Agreement on March 5, 2020, and the subsequent accounting for the related deferred tax liability.

(2)
CFFO includes the impact of the timing of cash receipts and payments related to operations.  For the first quarters of 2021 and 2020, the net effect of changes in operating accounts, which are a component of CFFO, were net increases of $99 million and $342 million, respectively.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to common unitholders included non-cash, mark-to-market (“MTM”) gains on financial instruments used in our commodity hedging activities of $16 million for the first quarter of 2021 and $30 million for the first quarter of 2020.

•
Capital investments were $682 million during the first quarter of 2021, including $144 million of sustaining capital expenditures.  Sustaining capital expenditures for the first quarter of 2021 included approximately $81 million of expenditures related to the turnaround of the partnership’s Propane Dehydrogenation Unit (“PDH”) and Octane Enhancement facilities.

First Quarter Volume Highlights	Three Months Ended March 31,
	2021	2020
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.0	6.9
Marine terminal volumes (million BPD)	1.5	2.0
Natural gas pipeline volumes (TBtus/d)	13.7	13.9
NGL fractionation volumes (MBPD)	1,190	1,133
Propylene plant production volumes (MBPD)	83	98
Fee-based natural gas processing volumes (Bcf/d)	4.0	4.7
Equity NGL production volumes (MBPD)	162	140

As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“The value of Enterprise’s diversified and integrated midstream system was exhibited again during a volatile first quarter of 2021,” said A. J. “Jim” Teague, co-chief executive officer on Enterprise’s general partner.  “Our propylene, NGL, refined products and natural gas businesses benefited from greater demand associated with the early stages of an economic recovery, winter demand and higher commodity prices.  This was offset by plant and pipeline disruptions and lower volumes attributable to the impacts of two back-to-back major winter storms, Uri and Viola, and turnarounds at our PDH and octane enhancement facilities.”

“During the winter storms, from February 15 through February 19, most of our Texas assets went offline at some point either from us voluntarily reducing our power requirements by shutting down certain facilities, our participation in ERCOT’s Load Resources program, which redeploys industrial power supplies to human need, or from power blackouts.  In addition, our Texas Intrastate natural gas pipeline, natural gas processing plants and storage facilities were impacted by rolling blackouts.   The economic impact of lost revenues from these disruptions, higher power and natural gas costs, as well as losses on natural gas hedges, were mitigated by sales of natural gas to electricity generators, natural gas utilities and industrial customers to assist them in meeting their needs.   Our system was also impacted by lower volumes due to many of our producer, petrochemical and refinery customers experiencing disruptions both during and following the storms as repairs were made to freeze-damaged facilities.  I want to thank our employees for their tireless, around-the-clock actions to schedule and keep natural gas flowing on our pipeline system and troubleshooting and restarting assets during the historic frigid conditions,” stated Teague.

“We continue to see stronger demand for crude oil, NGLs, primary petrochemicals and refined products as the United States and the rest of the world begin to unevenly emerge from COVID-related lockdowns, restart manufacturing facilities and as excess inventories of crude oil, NGLs and refined products are reduced.  On the Texas and Louisiana gulf coast, petrochemical plants and refineries are increasing utilization rates after completing repairs due to damage from the winter storms and in response to better indicative profit margins.  This has led to higher commodity prices, which has supported an increase in producer drilling and completion activities, especially in the Permian Basin.  At the current level of activities, we are more confident in our most recent forecasts of U.S. crude oil and NGL production,” continued Teague.

 “We continue to be ‘on schedule’ to complete the expansion of our Acadian Gas system to Gillis, Louisiana to serve LNG markets, the expansion of our ethylene and propylene pipeline systems and the construction of our natural gasoline hydrotreater during the second half of 2021,” said Teague.

Review of First Quarter 2021 Results

Enterprise reported total gross operating margin of $2.3 billion for the first quarter of 2021 compared to $2.0 billion for the first quarter of 2020.  Below is a review of each business segment’s performance for the first quarter of 2021.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment increased to $1.1 billion for the first quarter of 2021 from $1.0 billion for the first quarter of 2020.

Gross operating margin from Enterprise’s natural gas processing business and related NGL marketing activities increased 17 percent to $294 million for the first quarter of 2021 compared to $252 million for the first quarter of 2020.  Included in gross operating margin for the first quarters of 2021 and 2020 were non-cash, MTM gains of $37 million, and net noncash, MTM losses of $12 million, respectively.  Gross operating margin for the first quarter of 2021 from Enterprise’s NGL marketing activities increased $97 million compared to the same quarter last year, primarily due to higher average sales margins and volumes.

Gross operating margin from the partnership’s processing plants for the first quarter of this year decreased $55 million compared to the same quarter in 2020.  The South Texas processing plants had a $41 million decrease in gross operating margin, primarily due to lower equity NGL production, lower average processing fees and volumes and higher operating costs. Partially offsetting these negative impacts was a $10 million increase in gross operating margin due to higher processing margins, including the impact of hedging activities.  Fee-based processing volumes at our South Texas processing plants decreased 213 MMcf/d.

Lower average gas processing margins and decreased fee-based volumes, partially offset by lower operating costs, contributed to a $22 million decrease in gross operating margin for the first quarter of 2021 from Enterprise’s Rockies processing facilities, which includes the Meeker, Pioneer and Chaco plants. On a combined basis, fee-based gas processing volumes decreased 402 MMcf/d.  Gross operating margin from Enterprise’s Permian Basin processing facilities for the first quarter of this year increased $10 million, primarily due to higher average processing margins and a 193 MMcf/d increase in fee-based processing volumes.

Our Texas facilities were impacted by well freeze offs and power blackouts during the first quarter of 2021 due to winter storms Uri and Viola.  In addition, upstream drilling activity remains below pre-COVID levels at this point in the economic recovery. Total fee-based processing volumes from Enterprise’s gas processing facilities were 4.0 Bcf/d for the first quarter of 2021 compared to 4.7 Bcf/d for the first quarter of 2020.  Total equity NGL production increased 22 MBPD to 162 MBPD this quarter compared to the first quarter of last year.

Gross operating margin from the partnership’s NGL pipelines and storage business was $627 million for the first quarter of 2021 compared to $653 million for the first quarter of 2020.  NGL pipeline transportation volumes were 3.3 million BPD this quarter compared to 3.8 million BPD in the first quarter of last year.

A number of Enterprise’s NGL pipelines, including the Mid-America and Seminole NGL Pipeline Systems, Chaparral NGL Pipeline, Shin Oak NGL Pipeline, Texas Express and the Front Range Pipelines serve the Permian Basin and Rocky Mountain regions.  On a combined basis, gross operating margin for the first quarter of 2021 from these pipelines decreased a net $22 million compared to the first quarter of 2020, primarily due to a 213 MBPD reduction in transportation volumes that was partially offset by higher average transportation fees.  The partnership’s South Texas NGL Pipeline System had a $5 million decrease in gross operating margin primarily due to lower transportation volumes of 55 MBPD.

Gross operating margin from Enterprise Hydrocarbons Terminal (“EHT”) and the related Channel pipeline for the first quarter of 2021 decreased a combined $19 million compared to the same quarter last year, primarily due to a 95 MBPD decrease in LPG export volumes at EHT and a 144 MBPD decrease in transportation volumes on the Channel pipeline.  The partnership’s marine terminal operations on the Houston Ship Channel were halted for 3 days due to the closure of the ship channel as a result of the winter storms.  In total, the partnership’s NGL marine terminal volumes were 652 MBPD for the first quarter of 2021 compared to 742 MBPD for the first quarter of 2020.

Enterprise’s NGL fractionation business reported a $29 million increase in gross operating margin for the first quarter of 2021 compared to the first quarter of 2020.  The partnership’s Mont Belvieu-area NGL fractionators generated a $41 million increase in gross operating margin for the first quarter of 2021 compared to the same quarter last year, primarily due to a 159 MBPD increase in fractionation volumes.  Enterprise’s 10th and 11th NGL fractionation facilities in Chambers County, Texas began operations in March and September 2020, respectively.  Total NGL fractionation volumes increased to 1.2 million BPD this quarter from 1.1 million BPD in the same quarter of 2020.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $400 million for the first quarter of 2021 compared to $453 million for the first quarter of 2020.  Gross operating margin includes non-cash, MTM losses related to hedging activities of $1 million in the first quarter of 2021 compared to non-cash MTM gains of $11 million in the first quarter of 2020.  Total crude oil pipeline transportation volumes were 1.9 million BPD for the first quarter of 2021 compared to 2.4 million BPD for the first quarter of 2020. Total crude oil marine terminal volumes were 572 MBPD this quarter compared to 985 MBPD for the first quarter of last year.

The South Texas Crude Oil Pipeline System had a $26 million decrease in gross operating margin for the first quarter of 2021 compared to the first quarter of 2020, primarily due to lower transportation and other fees, and a 49 MBPD decrease in transportation volumes.  Gross operating margin from our equity investment in the Eagle Ford Crude Oil Pipeline decreased $11 million for the first quarter of 2021 versus the same quarter last year due to a 93 MBPD decrease in transportation volumes.

Gross operating margin from the partnership’s West Texas Crude Oil Pipeline System for the first quarter of 2021 decreased $20 million compared to the first quarter of 2020, primarily due to a 57 MBPD decrease in transportation volumes, and lower average fees.  Gross operating margin from Enterprise’s Midland-to-ECHO Pipeline System and related business activities decreased $11 million for the first quarter of 2021 versus the same quarter last year, primarily due to lower average sales margins (including the impact of hedging activities), partially offset by lower operating costs. Transportation volumes on the Midland-to-ECHO Pipeline System decreased 6 MBPD.

Gross operating margin from other crude oil marketing activities for the first quarter of 2021 increased $17 million compared to the first quarter of 2020, primarily due to higher average sales margins, including the impact of hedging activities.  EHT had a $9 million increase in gross operating margin due to lower operating costs.  Terminal loading volumes at EHT decreased 380 MBPD during the first quarter of 2021 compared to the first quarter of 2020 due to lower export activity.  Gross operating margin from our ECHO terminal decreased $5 million as a result of lower terminaling and storage revenue.

Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment for the first quarter of 2021 increased to $535 million compared to $284 million for the first quarter of 2020.  Gross operating margin for the first quarter of 2021 includes non-cash, MTM losses related to hedging activities of $3 million compared to $29 million of non-cash, MTM gains in the first quarter of 2020.  Total natural gas transportation volumes were 13.7 TBtus/d for the first quarter of 2021 compared to 13.9 TBtus/d for the first quarter of 2020.

Gross operating margin from natural gas marketing activities for the first quarter of 2021 increased $266 million compared to the first quarter of last year primarily due to the resale of natural gas, including natural gas made available due to the temporary closures of our Texas-based facilities during the February 2021 winter storms.  Enterprise’s Permian Basin natural gas gathering system had a $14 million increase in gross operating margin for the first quarter of 2021 due to higher condensate sales prices and volumes.  This system also benefited from a 361 BBtus/d increase in gathering volumes, primarily related to deliveries to the Mentone and Orla natural gas processing facilities.

Gross operating margin from the Acadian Gas System for the first quarter of 2021 decreased $14 million, primarily due to a one-time producer payment received in the first quarter of 2020 and lower capacity reservation fees.  Transportation volumes for the Acadian Gas System decreased 60 BBtus/d.  The Texas Intrastate System had a $12 million reduction in gross operating margin this quarter compared to the first quarter of 2020, primarily due to lower capacity reservation fees.  Transportation volumes for the Texas Intrastate System decreased 11 BBtus/d in the first quarter of 2021 compared to the first quarter of 2020.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $282 million for the first quarter of 2021 compared to $279 million for the first quarter of 2020.  Total segment pipeline transportation volumes were 749 MBPD this quarter compared to 712 MBPD for the first quarter of last year.  Refined products and petrochemical marine terminal volumes were 266 MBPD for the first quarter of 2021 compared to 271 MBPD for the same quarter in 2020.

Gross operating margin for the first quarter of 2021 from propylene production and related activities increased $37 million, primarily due to higher fractionation fees and lower operating expenses.  Total propylene production volumes decreased to 83 MBPD this quarter from 98 MBPD for the first quarter of 2020, due to the PDH facility being down for 46 days for a planned turnaround during the first quarter of 2021.  Our PDH facility returned to service during the second half of March 2021.

Enterprise’s refined products pipelines and related activities reported a $27 million increase in gross operating margin for the first quarter of 2021 compared to the first quarter of last year primarily due to higher sales volumes withdrawn from storage.  Gross operating margin includes $18 million of non-cash, MTM losses in the first quarter of 2021 compared to $2 million of non-cash MTM gains in the first quarter of 2020.

Gross operating margin from the partnership’s octane enhancement and related plant operations decreased $54 million for the first quarter of 2021 compared to the same quarter in 2020 due to lower average sales margins, including the impact of hedging activities, and lower sales volumes.  Scheduled plant turnarounds resulted in the octane enhancement facility and the associated high-purity isobutylene facility being down for 16 days and 21 days, respectively, during the first quarter of 2021.  These facilities returned to service at the beginning of May 2021 and the last week of January 2021, respectively.

Capitalization

Total debt principal outstanding at March 31, 2021 was $28.9 billion, including $2.6 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content.  At March 31, 2021, Enterprise had consolidated liquidity of approximately $5.1 billion, comprised of unrestricted cash on hand and available borrowing capacity under its revolving credit facilities.

Capital Investments

Total capital investments were $682 million in the first quarter of 2021, which included $144 million of sustaining capital expenditures.  Included in sustaining capital expenditures for the first quarter of 2021 were $81 million associated with the planned turnarounds of the PDH and octane enhancement facilities.

Our current expectation for growth capital investments for 2021 and 2022 continue to be $1.6 billion and $800 million, respectively.  These estimates do not include capital investments associated with Enterprise’s proposed deepwater Seaport Oil Terminal (“SPOT”), which remains subject to governmental approval.  We currently expect sustaining capital expenditures to be approximately $440 million for 2021.

Conference Call to Discuss First Quarter 2021 Earnings

Enterprise will host a conference call today to discuss first quarter 2021 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2021	2020	2021
Revenues	$9,155.3	$7,482.5	$28,872.5
Costs and expenses:
Operating costs and expenses	7,553.4	6,060.3	23,864.2
General and administrative costs	56.3	55.5	220.4
Total costs and expenses	7,609.7	6,115.8	24,084.6
Equity in income of unconsolidated affiliates	148.9	140.8	434.2
Operating income	1,694.5	1,507.5	5,222.1
Other income (expense):
Interest expense	(322.8)	(317.5)	(1,292.7)
Other, net	0.9	5.8	8.8
Total other expense, net	(321.9)	(311.7)	(1,283.9)
Income before income taxes	1,372.6	1,195.8	3,938.2
Benefit from (provision for) income taxes	(10.0)	179.2	(64.9)
Net income	1,362.6	1,375.0	3,873.3
Net income attributable to noncontrolling interests	(21.3)	(24.9)	(106.5)
Net income attributable to preferred units	(0.9)	--	(1.8)
Net income attributable to common unitholders	$1,340.4	$1,350.1	$3,765.0
Per common unit data (fully diluted):
Earnings per common unit	$0.61	$0.61	$1.71
Average common units outstanding (in millions)	2,203.3	2,204.0	2,201.9

Supplemental financial data:
Net cash flow provided by operating activities	$2,023.1	$2,012.2	$5,902.4
Cash flows used in investing activities	$657.0	$1,071.7	$2,706.0
Cash flows provided by (used in) financing activities	$(2,189.8)	$765.1	$(4,977.6)
Total debt principal outstanding at end of period	$28,936.4	$29,896.4	$28,936.4

Non-GAAP Distributable Cash Flow (1)	$1,737.3	$1,553.6	$6,590.4
Non-GAAP Adjusted EBITDA (2)	$2,245.6	$1,978.7	$8,322.6
Non-GAAP Free Cash Flow (3)	$1,349.4	$915.8	$3,104.0
Gross operating margin by segment:
NGL Pipelines & Services	$1,086.4	$1,042.0	$4,226.8
Crude Oil Pipelines & Services	400.2	452.9	1,944.6
Natural Gas Pipelines & Services	535.2	283.8	1,178.0
Petrochemical & Refined Products Services	281.5	278.5	1,084.8
Total segment gross operating margin (4)	2,303.3	2,057.2	8,434.2
Net adjustment for shipper make-up rights (5)	20.0	(9.7)	(56.0)
Non-GAAP total gross operating margin (6)	$2,323.3	$2,047.5	$8,378.2

(1)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(5)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(6)	See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2021	2020	2021
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,271	3,762	3,465
NGL marine terminal volumes (MBPD)	652	742	699
NGL fractionation volumes (MBPD)	1,190	1,133	1,467
Equity NGL production volumes (MBPD) (2)	162	140	158
Fee-based natural gas processing volumes (MMcf/d) (3,4)	4,018	4,659	4,125
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	1,935	2,393	2,008
Crude oil marine terminal volumes (MBPD)	572	985	621
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	13,704	13,854	13,380
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	83	98	86
Butane isomerization volumes (MBPD)	63	105	86
Standalone DIB processing volumes (MBPD)	139	105	135
Octane enhancement and related plant sales volumes (MBPD) (6)	29	34	39
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	749	712	814
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	266	271	261
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	5,955	6,867	6,287
Natural gas pipeline transportation volumes (BBtus/d)	13,704	13,854	13,380
Equivalent pipeline transportation volumes (MBPD) (8)	9,561	10,513	9,808
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,490	1,998	1,581

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)	Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane additive and iBDH facilities located at our Mont Belvieu complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2020 by quarter:
First Quarter	$1.95	$0.14	$0.37	$0.57	$0.63	$0.93	$0.31	$0.18
Second Quarter	$1.71	$0.19	$0.41	$0.43	$0.44	$0.41	$0.26	$0.11
Third Quarter	$1.98	$0.22	$0.50	$0.58	$0.60	$0.80	$0.35	$0.17
Fourth Quarter	$2.67	$0.21	$0.57	$0.76	$0.68	$0.92	$0.41	$0.24
2020 Averages	$2.08	$0.19	$0.46	$0.59	$0.59	$0.77	$0.33	$0.18

2021 by quarter:
First Quarter	$2.71	$0.24	$0.89	$0.94	$0.93	$1.33	$0.73	$0.44

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)	NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”).  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2020 by quarter:
First Quarter	$46.17	$45.51	$47.81	$48.15
Second Quarter	$27.85	$28.22	$29.68	$30.12
Third Quarter	$40.93	$41.05	$41.77	$42.47
Fourth Quarter	$42.66	$43.07	$43.63	$44.08
2020 Averages	$39.40	$39.46	$40.72	$41.21

2021 by quarter:
First Quarter	$57.84	$59.00	$59.51	$59.99

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.61 per gallon during the first quarter of 2021 versus $0.35 per gallon during the first quarter of 2020.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  A change in our consolidated marketing revenues due to higher energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable increases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2021	2020
Free Cash Flow (“FCF”)
Net cash flow provided by operating activities (GAAP)	$2,023.1	$2,012.2
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(657.0)	(1,071.7)
Cash contributions from noncontrolling interests	13.1	5.2
Cash distributions paid to noncontrolling interests	(29.8)	(29.9)
FCF (non-GAAP)	$1,349.4	$915.8

	For the Twelve Months Ended March 31,
	2021	2020
Net cash flow provided by operating activities (GAAP)	$5,902.4	$7,372.3
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(2,706.0)	(4,472.7)
Cash contributions from noncontrolling interests	38.8	603.2
Cash distributions paid to noncontrolling interests	(131.2)	(118.1)
FCF (non-GAAP)	$3,104.0	$3,384.7

FCF is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF appropriately reflects the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2021	2020	2021
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$1,340.4	$1,350.1	$3,765.0
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	525.0	509.0	2,087.9
Cash distributions received from unconsolidated affiliates	130.5	137.2	607.4
Equity in income of unconsolidated affiliates	(148.9)	(140.8)	(434.2)
Asset impairment charges	65.6	1.6	954.6
Change in fair market value of derivative instruments	(15.6)	(29.5)	(65.4)
Deferred income tax expense (benefit)	4.6	(184.1)	41.1
Sustaining capital expenditures (1)	(143.8)	(68.9)	(368.5)
Other, net (2)	(101.9)	11.7	(91.1)
Operational DCF	1,655.9	1,586.3	6,496.8
Proceeds from asset sales	6.2	0.6	18.4
Monetization of interest rate derivative instruments accounted for as cash flow hedges	75.2	(33.3)	75.2
DCF (non-GAAP)	$1,737.3	$1,553.6	$6,590.4
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	99.0	341.7	(1,010.2)
Sustaining capital expenditures	143.8	68.9	368.5
Other, net	43.0	48.0	(46.3)
Net cash flow provided by operating activities (GAAP)	$2,023.1	$2,012.2	$5,902.4

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

(2)	First quarter of 2021 includes $107 million of accounts receivable that we do not expect to collect in the normal billing cycle.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.			Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2021	2020	2021
Net income (GAAP)	$1,362.6	$1,375.0	$3,873.3
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	507.7	494.5	2,022.9
Interest expense, including related amortization	322.8	317.5	1,292.7
Cash distributions received from unconsolidated affiliates	130.5	137.2	607.4
Equity in income of unconsolidated affiliates	(148.9)	(140.8)	(434.2)
Asset impairment charges	65.6	1.6	954.6
Provision for (benefit from) income taxes	10.0	(179.2)	64.9
Change in fair market value of commodity derivative instruments	(15.6)	(29.5)	(65.4)
Other, net	10.9	2.4	6.4
Adjusted EBITDA (non-GAAP)	2,245.6	1,978.7	8,322.6
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(322.8)	(317.5)	(1,292.7)
Deferred income tax expense (benefit)	4.6	(184.1)	41.1
Benefit from (provision for) income taxes	(10.0)	179.2	(64.9)
Net effect of changes in operating accounts, as applicable	99.0	341.7	(1,010.2)
Other, net	6.7	14.2	(93.5)
Net cash flow provided by operating activities (GAAP)	$2,023.1	$2,012.2	$5,902.4

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2021	2020	2021
Total gross operating margin (non-GAAP)	$2,323.3	$2,047.5	$8,378.2
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(496.1)	(482.8)	(1,974.8)
Asset impairment charges in operating costs and expenses	(65.5)	(1.6)	(954.5)
Net losses attributable to asset sales and related matters in operating costs and expenses	(10.9)	(0.1)	(6.4)
General and administrative costs	(56.3)	(55.5)	(220.4)
Total operating income (GAAP)	$1,694.5	$1,507.5	$5,222.1

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

Enterprise Products Partners L.P.			Exhibit H
Other Information – UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2021	2020	2021
Capital investments:
Capital expenditures	$679.0	$1,079.5	$2,887.4
Investments in unconsolidated affiliates	1.3	3.3	13.6
Other investing activities	1.6	2.9	19.3
Total capital investments	$681.9	$1,085.7	$2,920.3

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2021	2020	2021
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$37.1	$(12.3)	$97.8
Crude Oil Pipelines & Services	(1.4)	10.7	8.0
Natural Gas Pipelines & Services	(2.5)	28.8	(25.0)
Petrochemical & Refined Products Services	(17.6)	2.3	(15.4)
Total mark-to-market impact on gross operating margin	$15.6	$29.5	$65.4